UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: December 14, 2018
Date of earliest event reported: December 14, 2018
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MAXIMUS, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-12997 (Commission File Number)	54‑1000588 (I.R.S. Employer Identification No.)
1891 Metro Center Drive, Reston, Virginia (Address of principal executive offices)	20190-5207 (Zip Code)
Registrant’s telephone number, including area code: (703) 251-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

Effective October 1, 2018, the first day of our 2019 fiscal year, we changed the presentation of our reporting segments financial results. This Current Report on Form 8-K presents our results for fiscal years 2017 and 2018 showing these changes. These results will be the basis of the comparative results for future annual and quarterly filings.
Changes in segments
As previously reported, from October 1, 2018, our Chief Executive Officer reorganized our reporting segments based on the way that management intends to allocate resources, manage performance and evaluate results. This reorganization of segments responds to recent changes in the markets in which we operate, the increasing integration of health and human services programs worldwide and the evolving needs of our government clients as they aim to deliver services in a more holistic manner to their citizens. Starting in our first fiscal quarter of 2019, we will report our results in three segments: U.S. Health and Human Services, U.S. Federal Services and Outside the U.S.
Our U.S. Health and Human Services Segment provides a variety of business process services, appeals and assessments work and related consulting work for U.S. state and local government programs. These services support a variety of programs including Medicaid, the Children’s Health Insurance Program, the Affordable Care Act and Temporary Assistance for Needy Families. The results of this segment were previously reported as part of two segments, Health Services and Human Services.
We expect that revenue and operating margin for fiscal 2019 will be relatively consistent with the Segment’s fiscal 2018 results.
Our U.S. Federal Services Segment provides business process solutions, program management, as well as system and software development and maintenance services for various U.S. federal civilian programs. This segment also contains certain state-based assessments and appeals work that is part of the segment's heritage within the Medicare Appeals portfolio and continues to be managed within this segment. This segment was not changed as a result of this reorganization. This segment will include the results of our recent acquisition of the citizen engagement centers.
The U.S. Federal Services Segment will include the results of the civilian citizen engagement centers acquisition, which is expected to contribute between $600 and $625 million in revenue in fiscal 2019. This will be the principal driver to the expected increase in fiscal 2019 Segment revenue compared to fiscal 2018. The newly acquired assets are comprised primarily of cost-plus contracts that carry a lower risk and a lower margin (typically in the mid-single digits). As a result, the Segment’s operating margin is expected to range between 10% to 11% for fiscal 2019.
Our Outside the U.S. Segment provides business process solutions for governments and commercial clients outside the United States, including health assessments, welfare-to-work services and other related services. We support programs and deliver services in the United Kingdom, including the Health Assessment Advisory Service, the Work & Health Programme and Fair Start; Australia, including jobactive and the Disability Employment Service; Canada, including Health Insurance British Columbia and the Employment Program of British Columbia; Saudi Arabia and Singapore. The results of this segment were previously reported as part of two segments, Health Services and Human Services.
For fiscal 2019, revenue for the Outside the U.S. segment is expected to be lower compared to fiscal 2018, principally due to a reduction in pass-through revenue on a large contract in Australia. This revenue was associated with reimbursed costs such as interpreter services, training, job-seeker transport and food vouchers and earned no incremental profit. Operating margin for fiscal 2019 for this segment is expected to be in the low to mid-single digits and is expected to be tempered by the low unemployment rates worldwide that have led to reduced volumes and margins in the our welfare-to-work programs.
This Form 8-K presents results for fiscal years 2018 and 2017 by segment, as well as the respective quarterly results. In addition, we have included below a summary of our backlog by segment. Please refer to our Annual Report on Form 10-K for a description of our backlog calculation. This total differs from our calculation on on our Form 10-K by an immaterial amount.
Retrospective changes in cash flows
On October 1, 2018, we adopted two Accounting Standards Updates (ASUs); ASU No. 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments and ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. As a result, we are required to make certain changes to the presentation of our cash flows. The most notable change related to the treatment of balances we consider to be "restricted cash." Restricted cash represents funds which are held in our bank accounts but which we are precluded from using for general business needs through contractual requirements; these requirements include serving as collateral for lease, credit card or letter of credit arrangements or where we hold funds on behalf of clients. As we did not consider these restricted cash balances to be cash or cash equivalents, we did not previously include them within our cash flow statement except where we have moved restricted cash in or out of unrestricted cash balances.
We have presented full year results for fiscal years 2018 and 2017, as well as quarterly results for fiscal year 2018, showing our Statement of Consolidated Cash Flows adjusted for these changes.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

99.1	Selected Financial Results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date: December 14, 2018	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary